Exhibit 4.3

EXECUTION COPY

SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), dated as of February 1, 2005, is made by EDGEN CORPORATION, a Nevada corporation (as successor by merger to Edgen Acquisition Corporation) (the “Company”), each Guarantor (as defined below) signatory hereto, and each other Guarantor which may from time to time hereafter become a party hereto pursuant to Section 7.5 (each, individually, an “Additional Grantor”, and collectively, the “Additional Grantors”, and together with the Company, each such Subsidiary, each, individually, a “Grantor”, and collectively, the “Grantors”), in favor of THE BANK OF NEW YORK, as collateral agent (together with its successor(s) thereto, in such capacity, the “Collateral Agent”) for each of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Company, the other Grantors and the Collateral Agent, as trustee, have entered into an Indenture, dated as of February 1, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), and in connection therewith, the Company has issued (the “Notes Issuance”) its Senior Secured Notes due 2011 (and, if applicable, its Senior Secured Notes due 2011, Series B issued in exchange therefor) (collectively, the “Notes”);

WHEREAS, the Grantors have entered into that certain Amended and Restated Loan and Security Agreement, dated as of February 1, 2005, (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”) among the financial institutions party thereto (together with GMAC Commercial Finance LLC (“GMAC CF”), collectively the “Senior Lenders”) and GMAC CF, as agent for the Senior Lenders (in such capacity, together with its successors and assigns, in such capacity, the “Agent”), pursuant to which Agent and Senior Lenders have agreed to make certain loans and other financial accommodations available to the Grantors from time to time, which Loan Agreement is referenced as the “Senior Credit Facility” under the Indenture, and the other Grantors hereto have granted Liens to the Agent for the benefit of the Senior Lenders;

WHEREAS, as a condition precedent to the Notes Issuance, each Grantor is required to execute and deliver this Security Agreement;

WHEREAS, each Grantor has duly authorized the execution, delivery and performance of this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as such Grantor will derive substantial direct and indirect benefits from proceeds of the Notes issued by the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Holders to acquire the Notes and maintain the Indebtedness evidenced thereby, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Certain Terms.  The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Grantor” and “Additional Grantors” are defined in the preamble.

“Agent” is defined in the second recital.

“Collateral” is defined in Section 2.1.

“Collateral Agent” is defined in the preamble.

“Company” is defined in the preamble.

“Computer Hardware and Software Collateral” means:

(a)  all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, card readers, tape drives, hard and soft disk drives, cables, computer accessories and all peripheral devices and other related computer hardware;

(b)  all software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by any Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c)  all firmware associated therewith;

(d)  all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e)  all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

“Copyright Collateral” means all copyrights (including all copyrights for semiconductor chip product mask works) of each Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of such Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office including those referred to in Item A of Schedule V attached hereto, and all applications for registration of copyrights, all copyright licenses, including each copyright license referred to in Item B of Schedule V attached hereto, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the U.C.C, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the U.C.C).

“Grantor” and “Grantors” are defined in the preamble.

“Indenture” is defined in the first recital.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Loan Agreement” is defined in the second recital.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Notes” is defined in the first recital.

“Notes Issuance” is defined in the first recital.

“Patent Collateral” means:

(a)  all letters patent and applications for letters patent, including all patent applications in preparation for filing and including each patent and patent application referred to in Item A of Schedule III attached hereto;

(b)  all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(c)  all patent licenses, including each patent license referred to in Item B of Schedule III attached hereto; and

(d)  all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Schedule III attached hereto, and for breach or enforcement of any patent license, including any patent license referred to in Item B of Schedule III attached hereto, and all rights corresponding thereto throughout the world.

“Security Agreement” is defined in the preamble.

“Related Documents” means the Indenture, the Notes, this Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, if any, the Copyright Security Agreement, if any, and the Mortgages.

“Secured Obligations” is defined in Section 2.2.

“Secured Parties” means the Collateral Agent, the Trustee and the Holders.

“Securities Act” is defined in Section 6.2.

“Senior Lenders” is defined in the second recital.

“Trademark Collateral” means:

(a)  all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, all registrations thereof and all applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country in each case, owned by any Grantor, including those referred to in Item A of Schedule IV attached hereto;

(b)  all Trademark licenses, including each Trademark license referred to in Item B of Schedule IV attached hereto;

(c)  all renewals of any of the items described in clause (a) and (b);

(d)  all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and

(e)  all proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item A and Item B of Schedule IV attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in the business of any Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying or incorporating such Trade Secret, all Trade Secret licenses, including each Trade Secret license referred to in Schedule VI attached hereto, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“U.C.C.” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any U.C.C. financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Related Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “U.C.C.” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Related Document and any U.C.C. financing statement relating to such perfection or effect of perfection or non-perfection.

Section 1.2.  Indenture Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Indenture.

Section 1.3.  U.C.C. Definitions.  When used herein the terms Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Equipment, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Proceeds, Promissory Notes, Securities Account, Security Entitlement and Supporting Obligations have the meaning provided in Article 8 or Article 9, as applicable, of the U.C.C.  Letters of Credit has the meaning provided in Section 5-102 of the U.C.C.

ARTICLE II

SECURITY INTEREST

Section 2.1.  Grant of Security Interest.  Each Grantor hereby assigns, pledges, hypothecates, charges, mortgages, delivers, and transfers to the Collateral Agent for its benefit and the ratable benefit of each of the Secured Parties, and hereby grants to the Collateral Agent for its benefit and the ratable benefit of each of the Secured Parties, a continuing security interest in all of the following property, whether tangible or intangible, whether now or hereafter existing, owned or acquired by such Grantor, and wherever located (collectively the “Collateral”):

(a)  Accounts;

(b)  Chattel Paper;

(c)  Commercial Tort Claims listed on Item H of Schedule II (as such schedule may be amended or supplemented from time to time);

(d)  Deposit Accounts;

(e)  Documents;

(f)  General Intangibles;

(g)  Goods;

(h)  Instruments;

(i)  Investment Property;

(j)  Letter-of-Credit Rights and Letters of Credit;

(k)  Supporting Obligations;

(l)  all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section;

(m)  all Proceeds of the foregoing and, to the extent not otherwise included,
(A) all payments under insurance (whether or not the Collateral Agent is the loss payee thereof) and (B) all tort claims; and

(n)  all other property and rights of every kind and description and interests therein.

Notwithstanding the foregoing, “Collateral” shall not include Excluded Assets of such Grantor.

Section 2.2.  Security for Obligations.  This Security Agreement secures the payment of all Obligations of the Company now or hereafter existing under the Indenture, the Notes and each other Related Document to which the Company is or may become a party, whether for principal, interest, costs, fees, expenses or otherwise, and all Obligations of each Grantor now or hereafter existing under its Subsidiary Guarantee, this Security Agreement and each other Related Document to which such Grantor is or may become a party (all such obligations of such Grantor being the “Secured Obligations”).

Section 2.3.  Delivery of Intercompany Notes.  Except with respect to any Term Intercompany Notes (as defined in the Loan Agreement) required under the terms of Section 6.11(ii) of the Loan Agreement to be secured by the security agreement described in such Section (each a “Working Capital Intercompany Note”) prior to the payment in full in cash of the Obligations (as defined in the Loan Agreement) and the irrevocable termination of the Loan Agreement, all Collateral comprised of intercompany notes evidenced by an Instrument shall be delivered to and held by or on behalf of (and endorsed to the order of) the Collateral Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

Section 2.4.  Payments on Intercompany Notes.  Except with respect to any Working Capital Intercompany Notes prior to the payment in full in cash of the Obligations (as defined in the Loan Agreement) and the irrevocable termination of the Loan Agreement, in the event that any payment of principal or interest is to be made on any intercompany note at a time when no Event of Default has occurred and is continuing or would result therefrom such Dividend or payment may be paid directly to the applicable Grantor.  If any such or Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to the Collateral Agent or, with respect to any Working Capital Intercompany Notes prior to the payment in full in cash of the Obligations (as defined in the Loan Agreement) and the irrevocable termination of the Loan Agreement, to the Agent.

Section 2.5.  Continuing Security Interest; Transfer of Notes.  This Security Agreement shall create a continuing security interest in the Collateral and shall

(a)  remain in full force and effect until payment in full in cash of all Secured Obligations,

(b)  be binding upon each Grantor, its successors, transferees and assigns, and

(c)  inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and each other Secured Party.

Without limiting the generality of the foregoing clause (c), any Holder may assign or otherwise transfer (in whole or in part) any Note held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Holder under any Related Document (including this Security Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Sections 2.15 and 2.16 of the Indenture.  Upon the payment in full in cash of all Secured Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to such Grantor. Upon any such termination, the Collateral Agent will, at such Grantor’s sole expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.  Upon (i) the sale, transfer or other disposition of Collateral in accordance with Section 4.11 of the Indenture or (ii) the payment in full in cash of all Secured Obligations, the security interests granted herein shall automatically terminate with respect to (x) such Collateral (in the case of clause (i)) or (y) all Collateral (in the case of clause (ii)).  Upon any such sale, transfer, disposition or termination, the Collateral Agent will, at such Grantor’s sole expense, deliver to such Grantor, without any representations, warranties or recourse of any kind whatsoever, all applicable Instruments, together with all other applicable Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination (including such documents as such Grantor shall reasonably request to remove the notation of the Collateral Agent as lienholder on any certificate of title for any applicable Motor Vehicle with a fair market value in excess of $50,000).

Section 2.6.  Grantor Remains Liable.  Anything herein to the contrary notwithstanding

(a)  each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed,

(b)  the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

(c)  neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.7.  Security Interest Absolute.  This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until all of the Security Obligations have been paid in full. All rights of the Collateral Agent and the security interests granted to the Collateral Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor that is a Guarantor hereunder, shall be absolute and unconditional and irrevocable, irrespective of

(a)  any lack of validity, legality or enforceability of the Indenture, any Note or any other Related Document;

(b)  the failure of any Secured Party

(i)  to assert any claim or demand or to enforce any right or remedy against the Company, any other Grantor or any other Person under the provisions of the Indenture, any Note, any other Related Document or otherwise, or

(ii)  to exercise any right or remedy against any other guarantor of, debtor or obligor with respect to, or collateral securing, any Secured Obligations;

(c)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligations;

(d)  any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and such Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

(e)  any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Indenture, any Note or any other Related Document;

(f)  any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

(g)  any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company, any other Grantor, any surety or any guarantor, debtor or obligor.

Section 2.8.  Postponement of Subrogation, etc.  Each Grantor hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the prior payment in full in cash of all Secured Obligations.  Any amount paid to any Grantor on account of any payment made hereunder prior to the payment in full in cash of all Secured Obligations shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Secured Parties and credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Indenture; provided, however, that if

(a)  such Grantor has made payment to the Secured Parties of all or any part of the Secured Obligations, and

(b)  all Secured Obligations have been paid in full in cash,

each Secured Party agrees that, at the requesting Grantor’s request and sole expense, the Secured Parties will execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Secured Obligations resulting from such payment by such Grantor.  In furtherance of the foregoing, for so long as any Secured Obligations remain outstanding, each Grantor shall refrain from taking any action or commencing any proceeding against the Company or any other Grantor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Security Agreement to any Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.  Representations and Warranties.  Each Grantor represents and warrants to each Secured Party insofar as the representations and warranties contained herein are applicable to such Grantor and its properties, as set forth in this Article III.

Section 3.2. Grantor Name, Location, etc.  The jurisdiction in which each Grantor is located for purposes of Sections 9-301 and 9-307 of the U.C.C. is set forth in Item A of Schedule II hereto.  Set forth in Item B of Schedule II is each location a secured party would have filed a U.C.C. financing statement to perfect a security interest in equipment, inventory and general intangibles owned by each Grantor in the past five years.  No Grantor has any trade names other than those set forth in Item C of Schedule II hereto.  During the past five years preceding the date hereof, no Grantor has been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item D of Schedule II hereto.  The name set forth on the signature page is the true and correct name of such Grantor.  Each Grantor’s federal taxpayer identification number is (and, during the four months preceding the date hereof, such Grantor has not had a federal taxpayer identification number different from that) set forth in Item E of Schedule II hereto.  No Grantor is a party to any federal, state or local government contract except as set forth in Item F of Schedule II hereto.  No Grantor maintains any deposit accounts with any Person except as set forth in Item G of Schedule II hereto.

Section 3.3.  Ownership, No Liens, etc.  Such Grantor owns its Collateral free and clear of any Lien, security interest, charge or encumbrance except for the security interest created by this Security Agreement except as permitted by the Indenture.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Security Agreement or as have been filed in connection with Liens permitted pursuant to Section 4.14 of the Indenture or as to which a duly executed termination statement relating to such financing statement or other instrument has been delivered to the Collateral Agent on the Closing Date.

Section 3.4.  Possession and Control.  Each Grantor agrees that it will maintain exclusive possession of its goods, instruments, promissory notes and inventory, other than (a) inventory in transit in the ordinary course of business, (b) inventory which is in the possession or control of a warehouseman, bailee agent or other Person (other than a Person controlled by or under common control with such Grantor) that has been notified of the security interest created in favor of the Secured Parties pursuant to this Security Agreement, and to whom such Grantor has made commercially reasonable efforts to cause to agree to hold such inventory subject to the Secured Parties’ Lien and waive any Lien held by it against such inventory and (c) instruments or promissory notes that have been delivered to the Collateral Agent or the Agent, as applicable, pursuant to Section 3.5.

Section 3.5.  Negotiable Documents, Instruments and Chattel Paper.  Such Grantor has, contemporaneously herewith, delivered to the Agent, subject to the Senior Intercreditor Agreement, possession of all originals of all negotiable documents, instruments and chattel paper currently owned or held by such Grantor (duly endorsed in blank).

Section 3.6.  Intellectual Property Collateral.  With respect to any Intellectual Property Collateral the loss, impairment or infringement of which could reasonably be expected to have a Material Adverse Effect:

(a)  such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;

(b)  to the knowledge of such Grantor such Intellectual Property Collateral is valid and enforceable;

(c)  such Grantor has made all necessary filings and recordations to protect its interest in any Intellectual Property Collateral that is registered with, issued by, or the subject of an application for registration with or issuance by a Government Authority, including letters patent, trademark registrations or applications for either of the foregoing in its interests in the Patent Collateral, if any, and Trademark Collateral in the United States Patent and Trademark Office and in corresponding offices in countries in which the failure to so file and/or record could reasonably be expected to have a Material Adverse Effect and its claims to the Copyright Collateral, if any, in the United States Copyright Office and in corresponding offices in countries in which the failure to so file and/or record could reasonably be expected to have a Material Adverse Effect;

(d)  with respect to items of Intellectual Property Collateral that are owned by a Grantor, such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral and no written claim has been received by such Grantor that the use of such Intellectual Property Collateral in the business of such Grantor does or may violate the intellectual property rights of any third party; and

(e)  such Grantor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every such item of owned Intellectual Property Collateral in full force and effect throughout the world, as applicable.

Such Grantor owns directly or is entitled to use by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in the conduct of such Grantor’s business.

Section 3.7.  Validity, etc.  This Security Agreement creates a valid continuing security interest in the Collateral securing the payment of the Secured Obligations, and, subject to the Senior Intercreditor Agreement and Liens of the type referred to in clause (xiii) of the definition of “Permitted Liens” in the Indenture:

(a)  in the case of Collateral comprised of Motor Vehicles with a fair market value in excess of $50,000, upon the recordation or notation of the Collateral Agent’s Lien on the certificates of title or ownership in respect of such Motor Vehicles and the filing of the Uniform Commercial Code financing statements delivered by the Grantor having an interest in such Motor Vehicles to the Collateral Agent with respect to such Collateral, such security interest will be a valid first priority perfected security interest;

(b)  in the case of all other Collateral in which a security interest can be perfected by filing of a Uniform Commercial Code financing statements or a Collateral Agreement, upon the filing in the jurisdiction of incorporation or formation of the applicable Grantor Uniform Commercial Code financing statements or such Collateral Agreement delivered by the Grantor to the Collateral Agent with respect to such Collateral, such security interest will be a valid first priority perfected security interest (subject to Permitted Liens).

Each Grantor agrees to deliver UCC-1 and UCC-3 financing statements to a filing agent acceptable to the Collateral Agent and make any other filings reasonably necessary to perfect the security interests contemplated hereby at the sole expense of such Grantor.

Section 3.8.  Authorization, Approval, etc.  Except as have been obtained or made and are in full force and effect (or otherwise provided for hereunder), no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either

(a)  for the grant by such Grantor of the security interest granted hereby, the pledge by such Grantor of any Collateral pursuant hereto or for the execution, delivery and performance of this Security Agreement by such Grantor, or

(b)  for the perfection of or the exercise by the Collateral Agent of its rights and remedies hereunder.

Section 3.9.  Compliance with Laws.  Such Grantor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially adversely affect the value of the Collateral as a whole or the worth of the Collateral as a whole as collateral security.

ARTICLE IV

COVENANTS

Section 4.1.  Certain Covenants.  Each Grantor covenants and agrees that, so long as any portion of the Secured Obligations shall remain unpaid, such Grantor will, unless the Trustee shall otherwise consent in writing, perform, comply with and be bound by the obligations set forth in this Article IV.

Section 4.2.  Change of Name, Location.  No Grantor will change its name or place of incorporation or organization or federal taxpayer identification number except upon 30 days’ prior written notice to the Collateral Agent.  If any Grantor is organized outside of the United States, it will not change its “location” as determined in accordance with Sections 9-301 and 9-307 of the U.C.C. and as set forth in Item A of Schedule II hereto except upon 30 days’ prior written notice to the Collateral Agent.

Section 4.3.  As to Accounts.  (a)  Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b)                                 Subject to the Senior Intercreditor Agreement, upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice by the Collateral Agent to each Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Collateral Agent for deposit in a Deposit Account of such Grantor maintained with the Collateral Agent (together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Collateral Agent, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Collateral Agent until delivery thereof is made to the Collateral Agent.

(c)                                  Following the delivery of notice pursuant to clause (b)(ii), the Collateral Agent shall have the right to apply any amount in the Collateral Account to the payment of any Obligations which are due and payable.

(d)                                 With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Collateral Agent and (iii) the Collateral Agent shall have the sole right of withdrawal over such Collateral Account.

Section 4.4.  Motor Vehicles.  (a)  Such Grantor shall deliver to the Collateral Agent the original of the certificate of title or ownership listing the Collateral Agent as lienholder for any Motor Vehicle owned by such Grantor that has a fair market value of at least $50,000.

(b)                                 Upon the acquisition after the date hereof by such Grantor of any Motor Vehicle having a fair market value of at least $50,000 or such Grantor shall deliver to the Collateral Agent originals of the certificates of title or ownership for such Motor Vehicles, together with the manufacturer’s statement of origin with the Collateral Agent listed as lienholder.

(c)                                  Without limiting Section 5.1, such Grantor hereby appoints the Collateral Agent as its attorney-in-fact, effective the date hereof, and terminating upon the termination of this Security Agreement, for the purpose of (i) executing on behalf of such Grantor title or ownership applications for filing with appropriate state agencies to enable Motor Vehicles having a fair market value of at least $50,000 now owned or hereafter acquired by such Grantor to be retitled and the Collateral Agent listed as lienholder thereon, (ii) filing such applications with such state agencies and (iii) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Grantor as the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (including, without limitation, the purpose of creating in favor of the Collateral Agent a perfected lien on such Motor Vehicles and exercising the rights and remedies of the Collateral Agent under Section 6.1 hereof).  This appointment as attorney-in-fact is irrevocable and coupled with an interest.

(d)                                 Any certificates of title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each such Motor Vehicle covered thereby.

Section 4.5.  As to Collateral.   (a)  Until the occurrence and continuance of an Event of Default such Grantor (i) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Collateral Agent may reasonably request following the occurrence and continuance of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (ii) may grant, in the ordinary course of business (except as otherwise prohibited under the Indenture), to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such

Collateral.  The Collateral Agent, however, may, at any time following the occurrence and during the continuance an Event of Default, whether before or after any revocation of such power and authority or the maturity of any of the Secured Obligations, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.  Upon request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, such Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder.

(b)                                 Following the occurrence and during the continuance of an Event of Default, the Collateral Agent is authorized to endorse, in the name of such Grantor, any item, howsoever received by the Collateral Agent, representing any payment on or other proceeds of any of the Collateral.

Section 4.6.  As to Intellectual Property Collateral.  Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral of such Grantor:

(a)  such Grantor shall not, unless such Grantor shall either (i) reasonably and in good faith determine that any of the Patent Collateral is of negligible economic value to such Grantor, or (ii) have a valid business purpose to do otherwise, do any act, or omit to do any act, whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable;

(b)  such Grantor shall not, and such Grantor shall not permit any of its licensees to, unless such Grantor shall either (i) reasonably and in good faith determine that any of the Trademark Collateral is of negligible economic value to such Grantor, or (ii) have a valid business purpose to do otherwise,

(i)  fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use,

(ii)  fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral in a manner which might reasonably be expected to cause material impairment of any such Trademark Collateral,

(iii)  fail to employ any of the Trademark Collateral registered with any Federal or state or foreign authority with an appropriate notice of such registration,

(iv)  knowingly do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable;

(c)  such Grantor shall not, unless such Grantor shall either (i)  reasonably and in good faith determine that any of the Copyright Collateral or any of the Trade Secrets Collateral is of negligible economic value to such Grantor, or (ii)  have a valid business purpose to do otherwise, do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof;

(d)  such Grantor shall notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(e)  in the event such Grantor or any of its agents, employees, designees or licensees shall file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, it shall promptly inform the Collateral Agent, and upon request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(f)  such Grantor shall take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a), (b) and (c)); and

(g)  such Grantor shall, contemporaneously herewith, execute and deliver to the Collateral Agent a Patent Security Agreement and a Trademark Security Agreement in the forms of Exhibits A and B hereto, respectively, and shall execute and deliver to the Collateral Agent any other document required to acknowledge or register or perfect the Collateral Agent’s interest in any part of the Intellectual Property Collateral.

Section 4.7.  Insurance.  Such Grantor will maintain or cause to be maintained with responsible insurance companies insurance with respect to its business and properties (including the Equipment and Inventory) against such casualties and contingencies and of such types and in such amounts as is required pursuant to the Indenture and will, upon the request of the Collateral Agent, furnish a certificate of a reputable insurance broker setting forth the nature and extent of all insurance maintained by such Grantor in accordance with this Section.

Section 4.8.  Further Assurances, etc.  Such Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, subject to the Senior Intercreditor Agreement, such Grantor will

(a)  execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent hereby;

(b)  promptly execute and deliver all further instruments, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral;

(c)  cause the Collateral Agent to be listed as the lienholder on the certificate of title or ownership relating to any Motor Vehicle owned by such Grantor that has a fair market value of at least $50,000;

(d)  not take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Intercompany Note or other instrument constituting Collateral;

(e)  furnish to the Collateral Agent, from time to time at the Collateral Agent’s request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail;

(f)  do all things reasonably requested by the Collateral Agent in order to enable the Collateral Agent to have control (as such term is defined in Article 8 and Article 9 of any applicable Uniform Commercial Code relevant to the creation, perfection or priority of Collateral consisting of investment property, deposit accounts, electronic chattel paper and letter of credit rights) over any Collateral;

(g)  notify the Collateral Agent if such Grantor reasonably believes it is entitled to recover a commercial tort claim the value of which is in excess of $100,000 and such

Grantor take all such action reasonably requested by the Collateral Agent to grant to the Collateral Agent and perfect a security interest in such commercial tort claim; and

(h)  in the event the Obligations and Commitments (as each such term is defined in the Loan Agreement) are terminated, use commercially reasonably efforts to enter into control agreements with respect to such Grantor’s deposit accounts within a commercially reasonable time from such termination, naming the Collateral Agent as the secured party thereunder, in each case substantially similar to the control agreements, if any, entered into by such Grantor pursuant to clause (dd) of Section 8.1 of the Loan Agreement (which shall be released in favor of a new agent upon the consummation of a replacement Credit Agreement).

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.  Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law.  Each Grantor hereby authorizes the Collateral Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V

THE COLLATERAL AGENT

Section 5.1.  Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

(a)  to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)  to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c)  to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and

(d)  to perform the affirmative obligations of such Grantor hereunder (including all obligations of such Grantor pursuant to Section 4.10).

Such Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

Section 5.2.  Collateral Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.3.

Section 5.3.  Collateral Agent Has No Duty.  In addition to, and not in limitation of, Section 2.6, the powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for

(a)  ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or

(b)  taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.4.  Reasonable Care.  The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

Section 6.1.  Certain Remedies.  If any Event of Default shall have occurred and be continuing:

(a)  The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may

(i)  require each Grantor to, and such Grantor hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties, and

(ii)  without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)  All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Collateral Agent against, all or any part of the Secured Obligations as follows:

(i)  first, to the payment of any amounts payable to the Collateral Agent pursuant to Sections 6.08 and 7.07 of the Indenture and Section 6.4;

(ii)  second, to the equal and ratable payment of Secured Obligations, in accordance with each Secured Party’s Secured Obligations owing to it under or pursuant to the Indenture or any other Related Document, applied

(A)  first to fees and expense reimbursements then due to such Secured Party,

(B)  then to interest due to such Secured Party, and

(C)  then to pay the remaining outstanding Secured Obligations; and

(iii)  third, to be held as additional collateral security until the payment in full in cash of all of the Secured Obligations, after which such remaining cash proceeds shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)  The Collateral Agent may,

(i)  transfer all or any part of the Collateral into the name of the Collateral Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,

(ii)  notify the parties obligated on any of the Collateral to make payment to the Collateral Agent of any amount due or to become due thereunder,

(iii)  enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(iv)  endorse any checks, drafts, or other writings in such Grantor’s name to allow collection of the Collateral,

(v)  take control of any proceeds of the Collateral, and

(vi)  execute (in the name, place and stead of such Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

Section 6.2.  Compliance with Restrictions.  Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 6.3.  Indemnity and Expenses.

(a)                                  Each Grantor jointly and severally agrees to indemnify the Collateral Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Security Agreement (including enforcement of this Security Agreement), except claims, losses or liabilities resulting from the Collateral Agent’s gross negligence or wilful misconduct.

(b)                                 Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with

(i)                                     the administration of this Security Agreement,

(ii)                                  the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral,

(iii)                               the exercise or enforcement of any of the rights of the Collateral Agent or the Secured Parties hereunder, and

(iv)                              the failure by any Grantor to perform or observe any of the provisions hereof.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1.  Related Document.  This Security Agreement is a Related Document executed pursuant to the Indenture and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the provisions of Article I thereof.

Section 7.2.  Amendments; etc.  No amendment to or waiver of any provision of this Security Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (on behalf of (x) the Holders or (y) the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, as the case may be), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.3.  Protection of Collateral.  The Collateral Agent may from time to time, at its option, perform any act which each Grantor agrees hereunder to perform and which such Grantor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Collateral Agent may from time to time take any other action which the Collateral Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

Section 7.4.  Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and, if to any Grantor, mailed or telecopied or delivered to it, addressed to it in care of the Company at the address of the Company specified in the Indenture, if to the Collateral Agent, mailed or telecopied or delivered to it, addressed to it at the address of the Collateral Agent specified in the Indenture.  All such notices and other communications, when mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or communication, if transmitted by telecopier, shall be deemed given when transmitted and electronically confirmed.

Section 7.5.  Additional Grantors.  Upon the execution and delivery by any other Person of an instrument in the form of Annex I hereto, such Person shall become a “Grantor” hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.6.  Section Captions.  Section captions used in this Security Agreement are for convenience of reference only, and shall not affect the construction of this Security Agreement.

Section 7.7.  Severability.  Wherever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

Section 7.8.  Counterparts.  This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed an original and all of which shall constitute together but one and the same agreement.

Section 7.9.  Governing Law, Entire Agreement, etc.  THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  THIS SECURITY AGREEMENT AND THE OTHER RELATED DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

Section 7.10.  Senior Intercreditor Agreement.  (a)  In case of any conflict or inconsistency between this Security Agreement and the Senior Intercreditor Agreement or with respect to the rights and obligations of the parties, the Senior Intercreditor Agreement shall control; provided, however, that the terms of the Senior Intercreditor Agreement shall not increase the obligations of, or adversely affect any rights, of any Grantor, in each case under this Security Agreement.

(b)                                 Not in limitation but in furtherance of the foregoing, any provision of this Security Agreement that provides for the Collateral Agent to have “control” of any Collateral for purposes of Article 8 or 9 of the U.C.C. shall be deemed satisfied if the Agent shall have control of such Collateral so long as the conditions described in Section 9-314(c) of the U.C.C. shall not be satisfied prior to the Collateral Agent obtaining control of any such Collateral following the relinquishment of such control by the Agent unless the Lien of the Collateral Agent in such Collateral is terminated or released in accordance with the terms hereof or the Senior Intercreditor Agreement.

(c)                                  Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of the Senior Intercreditor Agreement.  In the event of any conflict between the terms of the Senior Intercreditor Agreement and this Security Agreement, the terms of the Senior Intercreditor Agreement shall govern.

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IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EDGEN CORPORATION

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title:	Senior Vice President, Chief Financial Officer and Secretary

EDGEN LOUISIANA CORPORATION

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Treasurer and Secretary

EDGEN CARBON PRODUCTS GROUP, L.L.C.

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Treasurer and Secretary

EDGEN ALLOY PRODUCTS GROUP, L.L.C.

By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Treasurer and Secretary

THE BANK OF NEW YORK, as Collateral Agent

By:	/s/ Geovanni Barris
Name: Geovanni Barris
Title: Vice President

Security Agreement